Exhibit 10.2

PURCHASE AND SALE AGREEMENT

AND ESCROW INSTRUCTIONS

TAHOE-RENO INDUSTRIAL CENTER

SELLER:

TAHOE-RENO INDUSTRIAL CENTER, LLC,

a Nevada limited liability company

BUYER:

Fulcrum Sierra BioFuels, LLC.

a Delaware limited liability company

or its assignee

Buyer Initials: RB /Seller Initials: VG

TABLE OF CONTENTS

1.	GENERAL			-1-
	1.1	Tahoe-Reno Industrial Center		-1-
	1.2	Real Property		-1-
		A.	Facility	-1-
		B.	CC&Rs	-1-
		C.	Development Agreement And Handbook	-1-
		D.	Utility Purveyors	-2-

2.	PURCHASE OF REAL PROPERTY			-2-
	2.1	Agreement To Sell And Purchase		-2-

3.	PURCHASE PRICE			-2-
	3.1	Amount		-2-
	3.2	Earnest Money Deposit		-2-
	3.3	Balance Of Purchase Price		-2-
	3.4	Property Exchange Agreement		-2-

4.	EASEMENTS			-3-
	4.1	Reservation Of Easements		-3-

5.	WATER RIGHTS			-3-
	5.1	No Water Rights		-3-

6.	ESCROW AND CLOSING			-3-
	6.1	Escrow Holder		-3-
	6.2	Terms Of Escrow		-3-
	6.3	ALTA And Survey		-4-
	6.4	Preliminary Report		-4-
	6.5	Title Insurance		-5-

7.	ESCROW CHARGES			-5-
	7.1	Seller’s Charges		-5-
	7.2	Buyer’s Charges		-5-
	7.3	Escrow Holder Authorization		-6-
	7.4	Closing Duties Of Escrow Holder		-6-

8.	CLOSE OF ESCROW/EXTENSION			-6-
	8.1	Closing Date		-6-

9.	DUE DILIGENCE			-6-
	9.1	Due Diligence Period And Document Review		-6-
	9.2	Termination		-7-
	9.3	Development Feasibility		-8-

-i-	Buyer Initials: RB /Seller Initials: VG

TABLE OF CONTENTS (Contd.)

10.	REPRESENTATIONS AND WARRANTIES			-8-
	10.1	Seller		-8-
	10.2	Buyer		-9-
	10.3	Buyer Exchange Property		-10-

11.	BUYER CONSTRUCTION OBLIGATIONS			-12-
	11.1	Buyer Requirements		-12-

12.	RESPONSIBILITY FOR IMPROVEMENTS			-12-
	12.1	Buyer Improvements		-12-
	12.2	Utility Specifications		-12-
		A.	Water Supply	-12-
		B.	Sewer Capacity	-13-
		C.	Electric Power	-13-
	12.3	Infrastructure Improvements		-13-
	12.4	Completion of Improvements		-13-
	12.5	Holdback For Construction Costs		-13-
		A.	Construction Account	-13-
		B.	Payments From Construction Account	-14-
		C.	Delays and Extensions Of Time	-14-
		D.	Seller Supervision And Coordination	-14-

13.	WATER AND SEWER SERVICE			-14-
	13.1	TRIGID		-14-
	13.2	Non-potable Water		-15-
	13.3	Amount Of Water Allocation		-15-
	13.4	Purchase And Use Of Water Rights		-15-

14.	CREATION OF LEGAL PARCEL			-16-
	14.1	Map Approval		-16-

15.	AGENCY REPRESENTATION AND BROKERAGE FEE HAZARDOUS MATERIALS DISCLOSURE			-16-
	15.1	Agency		-16-
	15.2	Seller’s Broker		-16-

16.	MISCELLANEOUS PROVISIONS			-16-
	16.1	Time is of the Essence		-16-
	16.2	Notice		-16-
	16.3	Service of Notice		-17-
	16.4	Waivers		-17-

-ii-	Buyer Initials: RB /Seller Initials: VG

TABLE OF CONTENTS (Contd.)

16.5	Survival	-18-
16.6	Successors	-18-
16.7	Professional Fees	-18-
16.8	Entire Agreement	-18-
16.9	Governing Law	-18-
16.10	Counterparts	-18-
16.11	Days of Week	-18-
16.12	Partial Invalidity	-18-
16.13	Assignment	-19-
16.14	No Recordation	-19-
16.15	Written Amendments	-19-
16.16	Future Cooperation	-19-
16.17	Use of Gender	-19-
16.18	Access and Possession	-19-
16.19	No Other Commissions	-19-
16.20	Interpretation	-20-
16.21	Mutual Indemnity	-20-
16.22	Authority	-20-
16.23	Headings	-20-
16.24	Not a Partnership	-20-
16.25	Third Party Beneficiary Rights	-20-
16.26	Tax Free Exchange	-20-
16.27	Default; Liquidated Damages	-21-
16.28	Naming Rights	-21-
16.29	Further Assurances	-21-
16.30	Time and Manner of Approval	-21-
16.31	No One Deemed Drafter	-21-

EXHIBITS

A	TRI Site Plan
B	30 ac. Parcel
B1	Exchange Parcel
C	Note
D	Deed of Trust
CC	Real Estate Disclosures

-iii-	Buyer Initials: RB /Seller Initials: VG

PURCHASE AND SALE AGREEMENT

AND ESCROW INSTRUCTIONS

TAHOE-RENO INDUSTRIAL CENTER

THIS AGREEMENT is made and entered into by and between TAHOE-RENO INDUSTRIAL CENTER, LLC, a Nevada limited liability company, hereinafter referred to as “Seller”; and Fulcrum Sierra BioFuels, LLC, a Delaware limited liability company, or their assignee, hereinafter referred to as “Buyer”. The last day of execution hereof by a party shall be the effective date (the “Effective Date”) of the Agreement.

1.	GENERAL.

1.1 Tahoe-Reno Industrial Center. Seller is the master developer of the Tahoe-Reno Industrial Center (“TRI” or the “Project”), a business park development in Storey County, Nevada conceptually shown on the site plan attached hereto as Exhibit “A”.

1.2 Real Property. Seller wishes to sell to Buyer a portion of TRI consisting of approximately ± Sixteen and 77/100 (16.77) acres, (the “Real Property”), as more particularly shown on Exhibit “B”, attached hereto. The Real Property is zoned for industrial uses by Storey County. Exhibit “B” is a conceptual site plan. The exact acreage size and location of the Real Property shall be determined by the mapping process described in Section 14.

A.	Facility. Buyer has informed Seller that its intended use of the Real Property is as a rail served office, manufacturing, warehousing or distribution facility (the “Facility”) and said use must comply with the industrial zoning allowed by Storey County on the Real Property. Subject to the provisions of this Agreement and Buyer’s compliance with applicable federal, state and local laws, Seller agrees that Buyer may develop the Real Property for use as the Facility. If Buyer requires a special use permit from Storey County for its intended use, Buyer shall be responsible for preparing, submitting and acquiring said permit, subject to Seller’s review and approval pursuant to the provisions of Subsection 16.30.

B.	CC&Rs. Buyer acknowledges receipt of copies of the Declaration Of Covenants, Conditions And Restrictions For The Tahoe-Reno Industrial Center (CC&Rs) recorded on September 25, 1998 as Document No. 83412 in the office of the Recorder of Storey County, Nevada, which allow use of the Real Property as the Facility, subject to compliance with the provisions thereof. Buyer agrees to comply with the provisions of the CC&Rs. The CC&Rs shall be recorded against the Real Property on or before close of escrow and shall be a permitted exception to title.

C.	Development Agreement And Handbook. Buyer acknowledges receipt of a copy of the Development Agreement (“Development Agreement”) between Seller and Storey County, which specifies the government entitlements to develop the Real Property and the Project. An exhibit to the Development Agreement is the Development Handbook (“Handbook”), which provides standards and criteria for construction on the Real Property. Buyer agrees the development of the Real Property shall be subject to the Development Agreement and the Handbook, and Buyer shall comply with their terms. A Memorandum of the Development Agreement has been recorded against the Real Property on February 8, 2000 as Document No. 86804 and shall be a permitted exception to title.

Buyer Initials: RB /Seller Initials: VG

Buyer acknowledges and agrees to comply with the provisions of Subsection 6.7(a) of the Development Agreement, requiring all construction contracts, vendor’s agreements, equipment purchases and other contracts under which sales taxes will arise to state that the location of delivery and situs of property subject to sales taxes shall be expressly stated to be Storey County, Nevada, and Buyer shall require all contracts and agreements of its contractors, subcontractors, vendors and materialmen to so specify.

Buyer also acknowledges and agrees to comply with the provisions of Subsection 6.7(c) of the Development Agreement requiring notice to Storey County, and in some instances the Storey County School District, of state applications for tax abatements or deferrals.

D.	Utility Purveyors. The TRI General Improvement District (“TRIGID”) has been formed to provide water and sewer utility services. Subject to the provisions of Section 13, Buyer agrees to accept water and sewer services exclusively from TRIGID for the Real Property. Gas and electric service are provided to the Project including the Real Property by Sierra Pacific Power Company (“SPPC”). Buyer agrees to accept gas and electric service from SPPC, subject to approved tariffs and rules promulgated by the Nevada Public Utility Commission, except energy produced on-site by Buyer for Buyer’s use.

2.	PURCHASE OF REAL PROPERTY.

2.1 Agreement To Sell And Purchase. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell and Buyer hereby agrees to purchase the Real Property together with all of Seller’s right, title and interest in and to all of the appurtenances thereunto belonging or appertaining, as further specified herein.

3.	PURCHASE PRICE.

3.1 Amount. The purchase price shall be an amount equal to the sum of Three Dollars and Fifty Cents ($3.50) multiplied by the number of square feet within the parcel created for the Real Property as provided in Section 14.

3.2 Earnest Money Deposit. Buyer shall pay the sum of Five Thousand Dollars and 00/100 ($ 5,000.00.) as an earnest money deposit upon execution hereof into escrow to be held in trust in an interest-bearing account held by First American Title Company, and to be applied together with any interest earned to the purchase price at close of escrow. If Buyer does not terminate this Agreement as specified in Subsections 6.4 or 9.2 or otherwise as provided herein, then the entire earnest money deposit together with interest accrued shall become non-refundable, and applied to reduce the balance of the purchase price at closing, except in the case of breach by Seller.

3.3 Balance Of Purchase Price. The balance of the purchase price shall be paid as follows:

A.

The Buyer entered and closed a separate agreement for the purchase and sale of an 11.38 are TRI parcel known as Parcel Number 004-152-96 (Exhibit B1), the “Exchange Property”. Upon close of escrow of the purchase contemplated by this Agreement, the Buyer shall exchange by Deed the “Exchange Property”, for 11.38 acres, acre for acre, for the Real Property. In consideration of the Seller entering into this acre for acre Exchange, and as an inducement to Seller to sell the Real Property, Buyer makes the Representations and Warranties contained in Section 10.3, each of which is material and is being relied upon by Seller. The balance of the purchase

-2-	Buyer Initials: RB /Seller Initials: VG

price for the Real Property (approximately $821,749.40, to be determined based upon the final acreage contained in the Real Property as provided in Section 14) shall be paid in cash by Buyer at close of escrow. The earnest money deposit and accrued interest shall be credited against the purchase price for the Real Property. Buyer shall relinquish water commitments made for the Exchange Property in consideration for equivalent water commitments to be applied to the Real Property

4.	EASEMENTS.

4.1 Reservation Of Easements. Seller reserves to itself after close of escrow, its affiliates, invitees, permittees and utility purveyors reasonable easements for utilities (water, sewer, gas, electric, storm drainage, telephone, cable TV, etc.) and access to be constructed by Seller or others through the Real Property as are required to serve the Real Property and the Project. However, the location of said easements must be approved in writing by the Buyer, which approval shall not be unreasonably withheld. The Seller and Buyer further agree that any easement reserved under this Subsection shall not interfere with Buyer’s intended or actual development and use of the Real Property. All easements shall include access for construction and maintenance and shall be located as mutually agreed by the parties and made subject to easement agreements in recordable form mutually agreed by the parties.

5.	WATER RIGHTS.

5.1 No Water Rights. Except for the right to water service specified in Section 13 below, this Agreement includes no right, title or interest to appropriated or unappropriated groundwater lying underneath the surface of the Real Property nor any right of Seller to surface water appurtenant or otherwise found on the Real Property or the Project. All such rights are reserved to Seller.

6.	ESCROW AND CLOSING.

6.1 Escrow Holder. The consummation of the purchase and sale contemplated by this Agreement shall take place through an escrow at First American Title Company, 5310 Kietzke Lane Suite 100, Reno, Nevada 89511, hereinafter referred to as “Escrow Holder”. This Agreement shall constitute escrow instructions for Escrow Holder. Close of escrow shall sometimes be referred to as the “Closing”.

6.2 Terms Of Escrow. Consummation of this escrow shall be in accordance with the following terms and conditions.

A.	A fully executed copy of this Agreement shall be deposited with Escrow Holder as escrow instructions, with any amendments or additional instructions which shall be in writing and signed by both parties, that may be needed from time to time by Escrow Holder for purposes of performing its functions under this Agreement. Escrow Holder is hereby appointed and designated to act as such and is authorized and instructed to deliver, pursuant to the terms and conditions of this Agreement, the documents and money to be deposited into escrow as hereinafter provided, with the terms and conditions contained herein to apply to such escrow. Seller and Buyer hereby agree that each shall, during the escrow period, execute any and all documents and perform any and all acts reasonably necessary or appropriate to consummate the purchase and sale pursuant to the terms set forth in this Agreement. Seller agrees to cooperate with Buyer to expedite transfer of Buyer’s Special Use Permit from the Exchange Property to the Real Property.

-3-	Buyer Initials: RB /Seller Initials: VG

B.	Seller shall deposit into escrow, on or before close of escrow:

(i)	Executed Grant, Bargain and Sale Deed (“Deed”) in recordable form for the Real Property conveying the Real Property purchased and sold hereunder;

(ii)	The easements and associated documents; and

(iii)	A recorded Parcel map showing the location and acreage of the Real Property.

(iv)	A water Service Agreement mutually acceptable to Buyer and Seller, for the Real Property, executed by TRIGID

(v)	Such other executed documents as may be necessary.

C.	Buyer shall execute and deposit into escrow, on or before close of escrow, the cash and other documents required to consummate the purchase and sale pursuant to the terms set forth in this Agreement; and

D.	Escrow Holder shall cause to be drafted any other documents to be recorded or signed by the parties.

E.	Buyer shall deposit into escrow, on or before close of escrow

(i)	Executed Grant, Bargain and Sale Deed in recordable form for the Exchange Parcel conveying the Real Property purchased and exchanged hereunder, including, associated water rights.

6.3 ALTA And Survey. In the event Buyer elects to have an ALTA policy of title insurance issued at close of escrow, and a survey is required by the title company or Buyer, Buyer shall be solely responsible at Buyer’s cost and expense for acquisition of the survey. Buyer and Seller shall mutually cooperate to assure that said survey is prepared in a timely manner in order to close as specified in Subsection 8.1. If the survey prepared on behalf of Buyer reveals any matters which cause the title to the Real Property not to be marketable or which are not Permitted Title Exceptions (defined below), then Buyer shall have those rights and remedies with respect thereto as are set forth in Section 6.4.

6.4 Preliminary Report. Upon receipt of this Agreement, Seller shall order from Escrow Holder for the approval of Buyer, at Seller’s expense, a preliminary title report on the Real Property. Within fifteen (15) days of the Effective Date Seller shall deliver to Buyer said preliminary title report including copies of the documents giving rise to the items of exceptions thereto. Within thirty (30) days thereafter such delivery Buyer shall furnish Seller with a written statement of any and all title matters to which Buyer objects (any such matters to which Buyer objects pursuant to this Section 6.4 are herein referred to as “Title Objections” and any matters to which it does not object are herein referred to as “Permitted Title Exceptions”). Any monetary liens or encumbrances shall be deemed Title Objections, with or without written notice by Buyer. Seller shall notify Buyer within seven (7) days of its receipt of written notification hereunder which Title Objections (if any) it agrees to cure, provided Seller must cure all Title Objections that are in the nature of liens or other encumbrances to secure the payment of money, irrespective of whether such liens or encumbrances arise out of the actions or inactions of the Seller, provided there is an actual sum of money, disputed or undisputed, secured by any lien or encumbrance. Seller agrees to expend such money and take such other actions as may be necessary to correct or cure any Title Objections Seller has agreed to cure or is

-4-	Buyer Initials: RB /Seller Initials: VG

required to cure and to satisfy and cause to be released of record at the close of escrow any such Title Objections. Seller shall have until the close of escrow to cure all Title Objections it agrees to cure or is required to cure hereunder.

In the event Buyer delivers notice to Seller of Title Objections and Seller does not agree to cure any Title Objections, or in the event Seller fails to cure any monetary liens or encumbrances, Buyer may terminate this Agreement as specified in Subsection 9.2. If Buyer fails to terminate the Agreement in a timely manner under Subsection 9.2, Buyer shall be deemed to have waived the Title Objections; provided that Seller shall nevertheless be required to cure any Title Objections that Seller has agreed to cure or that Seller is required to cure under the provisions of this Subsection.

6.5 Title Insurance. Buyer shall cause Escrow Holder to issue at close of escrow a policy of title insurance of Buyer’s choice insuring title on the Real Property, subject only to the Permitted Title Exceptions and containing endorsements requested by Buyer in its sole discretion. The title policy shall have liability limits of not less than the purchase price referenced in Section 3.

7.	ESCROW CHARGES.

7.1 Seller’s Charges. Escrow Holder shall charge and collect from the Seller at closing the following:

A.	The cost of the title insurance for a CLTA Owner’s policy, however, if Buyer requires an ALTA Extended Owner’s policy of title insurance, any costs in excess of those set forth in this subsection shall be borne by Buyer;

B.	One-half of the escrow charges;

C.	One-half ( 1/2) of the tax on the transfer of Real Property provided for in NRS 375.010 through 375.110, as amended, and any deferred agricultural use taxes under NRS Chapter 361A; and

D.	Any taxes for the current fiscal year, which taxes shall be pro-rated between the Seller and the Buyer as of the date of the close of escrow.

7.2 Buyer’s Charges. Escrow Holder shall charge and collect from the Buyer at closing the following:

A.	The remaining cost of the owner’s title policy, if any, and Buyer’s Lender’s Policy, if applicable;

B.	One-half of the escrow charges, together with charges, if any, for investing the earnest money deposit;

C.	The cost of recording the Deeds and any other documents to be recorded;

D.	Any taxes for the current fiscal year, which taxes shall be pro-rated between the Seller and the Buyer as of the date of close of escrow; and

E.	One-half ( 1/2) of the tax on the transfer of Real Property provided for in NRS 375.010 through 375.110, as amended.

-5-	Buyer Initials: RB /Seller Initials: VG

F.	That portion of the total Escrow costs and fees attributable to the “Property Exchange” portion of the transaction as calculated by the Escrow Holder.

7.3 Escrow Holder Authorization. Seller and Buyer hereby authorize Escrow Holder to insert the date of close of escrow as the execution date of the Deed at closing. The Escrow Holder is further authorized to insert the date of close of escrow and to fill in the blank spaces in any and all documents and instruments delivered to it, so long as it is done in conformity with this Agreement and any amendments or additional escrow instructions.

7.4 Closing Duties Of Escrow Holder. At close of escrow as hereinafter defined, Escrow Holder shall:

A.	Cause the Deed, all easements and any other appropriate documents to be recorded in the office of the County Recorder of Storey County, Nevada;

B.	Deliver to Buyer the title policy as provided herein and other instruments conveying title to the Real Property; and

C.	Deliver to Seller, the payment specified in Section 3 above.

8.	CLOSE OF ESCROW/EXTENSION.

8.1 Closing Date. Escrow shall close for the Real Property on the later to occur of: (i) Ninety (90) days after the Effective Date; or (ii) three (3) business days following the approval of all utility and government entities which must approve the parcel map or record of survey creating a legal parcels for the Real Property as specified in Section 14 and execution and placement in escrow of all documents described in Subsection 6.2B. If escrow does not so close in a timely manner as specified in this Subsection, this Agreement shall be terminated the earnest money and accrued interest shall be returned to Buyer, and neither party shall have any liability or claim against the other party hereunder.

9.	DUE DILIGENCE PERIOD.

9.1 Due Diligence Period And Document Review. Buyer shall have a due diligence investigation period expiring Sixty (60) days from the Effective Date to conduct such due diligence investigations as Buyer deems necessary to determine the feasibility, economic or otherwise, of its intended development. During such Due Diligence Period, Buyer may enter upon the Real Property with Buyer’s agents, representatives or designees to inspect, examine, survey and make test borings, soil bearing tests and other engineering, environmental or landscaping tests or surveys which it may deem necessary on the Real Property. Buyer shall pay all costs and expenses incurred to conduct the investigation and studies.

The Seller agrees to make available to Buyer for inspection and, if desired, copying within 3 days of the Effective Date, any relevant soil analysis, transportation studies, air quality studies, environmental studies, and other studies related to the Real Property in the possession of Seller in order to assist Buyer’s evaluation, including, without limitation, the following:

A.

Copies of all permits, approvals, maps, agreements, covenants, rules or restrictions relating to the Real Property, its use or developability, and/or the availability of utilities, including water, electricity, gas, sewer and storm drain and all notices of

-6-	Buyer Initials: RB /Seller Initials: VG

violation of any code, statute, ordinance or regulation applicable to the Real Property currently in Seller’s possession or control;

B.	All information available to Seller regarding the fees, dues, assessments or other charges to which the Real Property is or will be subject in connection with the Project;

C.	Copies in Seller’s possession or control of:

i.	any reports, studies or other written information regarding the environmental, geologic, seismic, biologic or archaeological condition of the Real Property, including, without limitation, any study, report or other written information relating to the presence of asbestos, polychlorinated biphenyls’s (PCB’s) or other Hazardous Materials;

ii.	any reports, studies or other written material relating to the Real Property prepared by civil engineers; and

iii.	any reports, studies or other written material relating to the feasibility of economic or physical development of the Real Property.

D.	Other relevant documents or written information as may be reasonably requested by Buyer (the request for which shall not extend the due diligence period).

E.	Upon the request of Buyer, Seller agrees to meet with governmental authorities and any other entities or individuals working on behalf of Buyer, at any reasonable time prior to close of escrow agreeable to both Buyer and Seller, in order to facilitate the due diligence and development of the Real Property, and to assist Buyer in obtaining such permits and approvals as Buyer may require or consider advisable to comply with all regulatory or governmental requirements that affect the Real Property.

Seller shall cooperate with and assist Buyer in obtaining any government permits and approvals necessary to construct Buyer’s improvements. Seller shall not be required to spend any money in fulfilling this obligation. Seller agrees to use its best efforts to assist Buyer, at Buyer’s expense, in obtaining all necessary licenses, permits and other governmental approvals for construction and operation of the Facility, including specifically execution of any required consents and applications. Except for any special use permits or any other governmental permits and approvals required for the construction and operation of the Facility, including specifically execution of any required consents and applications. Buyer shall not apply to Storey County for any modification of the Development Agreement, permit, tentative map, amendment or zoning approval for the Real Property without the prior consent of Seller, in Seller’s sole discretion.

9.2 Termination. If Buyer, in its sole discretion, determines within this Due Diligence Period that Buyer’s intended development is not feasible for any reason whatsoever, Buyer shall so notify Seller in writing and this Agreement shall be immediately terminated. If Buyer fails to so notify Seller within this Due Diligence Period, Buyer shall be deemed to have waived its right to so terminate and the Due Diligence Period shall have expired. If Buyer terminates this Agreement under this Subsection, then Seller shall inform Escrow Holder to immediately return any monies deposited by Buyer with the Escrow Holder which are refundable to Buyer, as specified in Subsection 3.2 above, and neither Seller nor Buyer shall have any further obligations under this Agreement. Buyer shall have the right to terminate this Agreement as to Parcel A or Parcel B only, if Buyer so specifies in its termination notice, in which event closing on the other parcel shall proceed pursuant to the terms hereof.

-7-	Buyer Initials: RB /Seller Initials: VG

9.3 Development Feasibility. Buyer acknowledges that the development plans for the Project and the zoning of the Real Property may not meet Buyer’s requirements for development of Buyer’s intended use. Seller makes no representations and warranties in this regard, or with regard to any other issue of the feasibility of developability of the Real Property for Buyer’s intended use (including Buyer’s ability to acquire any permits required by government entities, or any agreements with government entities, or Buyer’s ability to acquire approval of the Project’s Architectural Review Committee for construction of improvements on the Real Property). It is the intent of the parties that Buyer shall independently verify and satisfy itself on all issues of development feasibility during the Due Diligence Period, and that Buyer’s sole remedy in the event any aspect of Buyer’s development feasibility expectations are not satisfied (and not for any breach by Seller hereunder), in Buyer’s sole discretion, is to terminate this Agreement pursuant to Subsection 9.2.

10.	REPRESENTATIONS AND WARRANTIES.

10.1 Seller. Seller makes the following representations and warranties, and agrees to the following covenants and obligations for the benefit of Buyer, to the best of Seller’s actual knowledge:

A.	Except as specified herein, Seller shall not cause title to the Real Property to become further encumbered or clouded after the date of this Agreement without Buyer’s consent in its sole discretion.

B.	Seller warrants that there are no known, threatened or pending annexations, condemnations, or other proceedings or litigation against or affecting Seller or any part of the Real Property.

C.	Seller represents that neither the execution by it of this Agreement nor the consummation of this sale: will constitute a violation or breach by Seller of any contract or other instrument to which it is a party, or to which Seller is subject, or by which any of Seller’s assets or properties may be affected, or any judgment, order, writ, injunction or decree issued against or imposed upon Seller; or will result in a violation of any applicable law, order, rule or regulation of any governmental authority.

D.	Seller represents and warrants that the Real Property will not at the close of any escrow be encumbered by any obligation, written or oral, or recorded mechanic’s liens, to pay or reimburse any party for the design, analysis, engineering, testing, legal fees, or construction of improvements for the benefit of the Real Property, which Seller has incurred prior to the date of this Agreement and agrees properly to pay all consultants retained by Seller.

E.	If Buyer so requests, Seller shall terminate all tenancies and complete evictions of any tenants on the Real Property under lease, monthly rental agreements, rights of possession, or other claims by close of escrow.

F.	Seller has no knowledge of the location and nature of any underground storage activities, buried trash or foreign materials, disposal areas or other sites of this sort on the Real Property, whether these sites are visible from the surface of the land or not, that have not been disclosed to Buyer prior to execution hereof.

G.

Seller represents and warrants that it has not used, placed, stored, discharged or released any hazardous or toxic wastes or substances as defined or regulated under federal, state, or local laws (“Hazardous Substances”) on the Real Property nor, to

-8-	Buyer Initials: RB /Seller Initials: VG

the best of Seller’s knowledge, have any Hazardous Substances at any time been used, placed, stored, discharged, or released on the Real Property by any third party. Seller agrees Buyer or its agents or contractors may make all disclosures and file all reports which are required by law with respect to discovery of Hazardous Substances as a result of investigations conducted by Buyer, its agents or contractors.

H.	Seller represents and warrants to Buyer that Seller is not, and will not be at the time of close of escrow, a foreign person as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and agrees prior to close of escrow to execute a non-foreign person affidavit.

I.	Seller represents and warrants that at close of escrow all property taxes for assessments due to prior agricultural use pursuant to NRS Chapter 361A shall be paid by Seller.

J.	Seller warrants and represents that at the close of escrow all fees, costs and expenses then due for permits and assessments required by a state or local government entity to satisfy requirements of the Project will be paid.

K.	Seller warrants and represents that it is a Nevada limited liability company and has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated hereby.

L.	All requisite action has been taken by Seller in connection with the entering into this Agreement, the instruments referenced herein, and the consummation of the transaction contemplated hereby. No consent of any partner, member, director, officer, shareholder, trustee, trustor, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party is required.

M.	The individuals executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right, and actual authority to bind Seller to the terms and conditions hereof and thereof.

N.	This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms.

O.	The representations and warranties of Seller set forth in this Agreement shall be true on and as of the close of escrow as if those representations and warranties were made on and as of such time.

10.2 Buyer. In consideration of the Seller entering into this Agreement, and as an inducement to Seller to sell the Real Property, Buyer makes the following representations and warranties, each of which is material and is being relied upon by Seller:

A.	Buyer has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated hereby;

-9-	Buyer Initials: RB /Seller Initials: VG

B.	All requisite action has been taken by Buyer in connection with the entering into this Agreement, the instruments referenced herein, and the consummation of the transaction contemplated hereby. No consent of any partner, member, director, officer, shareholder, trustee, trustor, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party is required;

C.	The individuals executing this Agreement and the instruments referenced herein on behalf of Buyer have the legal power, right, and actual authority to bind Buyer to the terms and conditions hereof and thereof;

D.	This Agreement and all documents required hereby to be executed by Buyer are and shall be valid, legally binding obligations of and enforceable against Buyer in accordance with their terms; and

E.	The representations and warranties of Buyer set forth in this Agreement shall be true on and as of the close of escrow as if those representations and warranties were made on and as of such time.

10.3 Buyer’s “Property Exchange” Warranties and Representations. In consideration of the Seller agreeing to accept the “Exchange Property” as partial consideration for the conveyance the Real Property, and as an inducement to Seller to sell the Real Property, the “Buyer” (for the purposes of this Section, the “Exchange Buyer”) makes the following representations and warranties, each of which is material and is being relied upon by Seller

A.	Except as specified herein, “Exchange Buyer” shall not cause title to the Exchange Property to become further encumbered or clouded after the date of this Agreement without Seller’s consent in its sole discretion.

B.	“Exchange Buyer” warrants that there are no known, threatened or pending annexations, condemnations, or other proceedings or litigation against or affecting “Exchange Buyer” or any part of the Exchange Property.

C.	“Exchange Buyer” represents that neither the execution by it of this Agreement nor the consummation of this sale: will constitute a violation or breach by “Exchange Buyer” of any contract or other instrument to which it is a party, or to which “Exchange Buyer” is subject, or by which any of “Exchange Buyer’s” assets or properties may be affected, or any judgment, order, writ, injunction or decree issued against or imposed upon “Exchange Buyer”; or will result in a violation of any applicable law, order, rule or regulation of any governmental authority.

D.	“Exchange Buyer” represents and warrants that the Exchange Property will not at the close of any escrow be encumbered by any obligation, written or oral, or recorded mechanic’s liens, to pay or reimburse any party for the design, analysis, engineering, testing, legal fees, or construction of improvements for the benefit of the Exchange Property, which “Exchange Buyer” has incurred prior to the date of this Agreement and agrees properly to pay all consultants retained by “Exchange Buyer”.

E.	If Seller so requests, “Exchange Buyer” shall terminate all tenancies and complete evictions of any tenants on the Exchange Property under lease, monthly rental agreements, rights of possession, or other claims by close of escrow.

-10-	Buyer Initials: RB /Seller Initials: VG

F.	“Exchange Buyer” has no knowledge of the location and nature of any underground storage activities, buried trash or foreign materials, disposal areas or other sites of this sort on the Exchange Property, whether these sites are visible from the surface of the land or not, that have not been disclosed to Seller prior to execution hereof.

G.	“Exchange Buyer” represents and warrants that it has not used, placed, stored, discharged or released any hazardous or toxic wastes or substances as defined or regulated under federal, state, or local laws (“Hazardous Substances”) on the Exchange Property nor, to the best of “Exchange Buyer’s” knowledge, have any Hazardous Substances at any time been used, placed, stored, discharged, or released on the Exchange Property by any third party. “Exchange Buyer” agrees Seller or its agents or contractors may make all disclosures and file all reports which are required by law with respect to discovery of Hazardous Substances as a result of investigations conducted by Seller, its agents or contractors.

H.	“Exchange Buyer” represents and warrants to Seller that “Exchange Buyer” is not, and will not be at the time of close of escrow, a foreign person as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and agrees prior to close of escrow to execute a non-foreign person affidavit.

I.	“Exchange Buyer” represents and warrants that at close of escrow all property taxes for assessments due to prior agricultural use pursuant to NRS Chapter 361A shall be paid by “Exchange Buyer”.

J.	“Exchange Buyer” warrants and represents that at the close of escrow all fees, costs and expenses then due for permits and assessments required by a state or local government entity to satisfy requirements of the Project will be paid.

K.	“Exchange Buyer” warrants and represents that it is a Delaware limited liability company, qualified to do business in Nevada, and has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated hereby.

L.	All requisite action has been taken by “Exchange Buyer” in connection with the entering into this Agreement, the instruments referenced herein, and the consummation of the transaction contemplated hereby. No consent of any partner, member, director, officer, shareholder, trustee, trustor, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party is required.

M.	The individuals executing this “Exchange Agreement” and the instruments referenced herein on behalf of “Exchange Buyer” have the legal power, right, and actual authority to bind “Exchange Buyer” to the terms and conditions hereof and thereof.

N.	This Agreement and all documents required hereby to be executed by “Exchange Buyer” are and shall be valid, legally binding obligations of and enforceable against “Exchange Buyer” in accordance with their terms.

-11-	Buyer Initials: RB /Seller Initials: VG

O.	The representations and warranties of “Exchange Buyer” set forth in this Agreement shall be true on and as of the close of escrow as if those representations and warranties were made on and as of such time.

10.4	Except for the foregoing representations, Seller agrees to accept the condition of the Exchange Property as of the date of execution of this Agreement, and following the exchange, Exchange Buyer shall have no further obligations of any kind regarding any construction of infrastructure improvements and Rail Track improvements related to the Exchange Property.

11.	BUYER CONSTRUCTION OBLIGATIONS.

11.1 Buyer Requirements. Buyer covenants to indemnify, defend and hold Seller harmless from any liability associated with any construction performed by Buyer before close of escrow on the Real Property other than to the extent arising from Seller’s own negligence or intentional misconduct. Buyer covenants to keep and maintain the Real Property free of debris and waste (except for normal construction debris), and to remove any building material delivered to the Real Property and unused for a period in excess of thirty (30) days. The 30-day time period may be extended during the original construction time frame, so long as the method of storage conforms to the CC&Rs. Buyer agrees that no temporary or prefabricated structure shall be used or erected on the Real Property without Seller’s consent, with the exception of temporary construction offices. Buyer shall be solely responsible, and shall take any action necessary, to control and suppress dust generated from the Real Property during and following any construction performed by Buyer.

12.	RESPONSIBILITY FOR IMPROVEMENTS.

12.1 Buyer Improvements. Buyer shall be obligated to pay any fees imposed by any governmental agencies related to construction of improvements and to perform all site preparation work for construction, if applicable, within the Real Property boundaries except as specified in Subsection 12.2. Buyer agrees to pay for all costs of construction on the Real Property, including without limitation grading; excavation of the building pads; importation or exportation of fill dirt; storm drainage channels and storm drain laterals, sewer lines or pump stations, gas lines, cable TV lines (if any), telephone lines, electrical lines (including transformers), water lines (potable and non-potable), electric meters, gas meters and water meters; streets; and soils investigation and soils compaction tests on the Real Property. Buyer shall also be responsible for all water and sewer laterals to the Real Property from water and sewer lines within right-of-ways adjacent to the Real Property. Seller shall cause gas and electric laterals to be extended to Buyer’s Facility on the Real Property pursuant to SPPC’s standard extension rules for the Project; provided Buyer shall be liable for trenching and backfill of gas and electric laterals on the Real Property. Buyer shall also cause telephone and communication laterals to be extended to the Facility on the Real Property pursuant to the purveyor’s standard rules for the Project. In addition, Buyer shall be responsible, at its sole cost and expense, for satisfaction of all conditions and restrictions imposed by Storey County or other government agencies, the Project CC&Rs the Handbook and the Development Agreement for construction of the Facility.

12.2 Utility Specifications. Seller’s obligation to construct off-site utility infrastructure for Buyer’s use at the Facility is limited to the normal and customary service loads planned for typical industrial/commercial parcels within the Project. These specifications are as follows:

A.

Water Supply. For domestic use (not including fire flow and fire demand), not less than one (1) gallon per minute per acre purchased in distribution supply at 40 psi, with 500 gallons per day of storage, with a peaking factor of 2. Fire flow from

-12-	Buyer Initials: RB /Seller Initials: VG

hydrants in the street right-of-way adjacent to the Real Property shall be able to produce not less than 3,000 gallons per minute for three (3) hours.

B.	Sewer Capacity. On a per-acre basis for domestic use, 500 gallons per day average daily capacity, with a peaking factor of 2.

C.	Electric Power. 25 KV/600 amps on the pole.

The amount of service capacity reserved and provided from each utility line must be negotiated by Buyer with each utility purveyor in order to acquire a will-serve commitment, for which Seller has no responsibility, including telephone and cable or fiber optic communications service. Any off-site utility facility capacity or oversizing needed by Buyer for the Facility in excess of the specifications stated in this subsection shall not be Seller’s responsibility and must be negotiated and acquired by Buyer from each respective utility purveyor.

12.3 Infrastructure Improvements. Off-site infrastructure improvements (“Infrastructure Improvements”) have been provided or shall be provided, within the right-of-way of Peru Drive to serve the Real Property, by Seller. Infrastructure Improvements which shall be completed by Seller at its cost and expense include street improvements for Peru Drive. All Infrastructure Improvements have been completed by Seller except the extension of the power by SPPC, for the purpose of providing normal and customary distribution service. Underground water, sewer, waste water and gas distribution lines, and underground telephone communication lines have been completed. Power shall be extended to the parcel by SPPC following Buyer’s application. Buyer must install all utility line laterals from existing locations in the Peru Drive right-of-way into the Real Property, at Buyer’s cost and expense. The main rail track along the North boundary of the Real Property (the “Rail Track”) has been completed, as shown on Exhibit “B”, from which Buyer can connect a switch, or switches and rail spur(s) for service to the Real Property at Buyer’s expense.

12.4 Rail Improvements. Seller has completed at Sellers sole cost and expense a rail line from the existing terminus of the rail track along the North boundary for the Real Property as shown on Exhibit “B” (the Rail Track). Buyer shall construct at it’s sole cost and expense a switch (or switches) and rail spur (the “Rail Spur”) from the Rail Track into the Real Property. Seller shall provide Buyer any necessary easements for construction of the Rail Spur across Seller’s Real Property, and upon dedication to the Association of the Rail Track improvements, Seller shall grant the TRI Owners (the “Association”) a Common Area Maintenance Easement for use and repair of the Rail Track.

12.5 Completion of Improvements. Seller shall complete in a good and workmanlike manner and at Seller’s sole cost and expense any remaining offsite Infrastructure Improvements, on or before One Hundred Eighty Days (180) days after the close of escrow.

12.6 Holdback For Construction Costs. The parties agree that a portion of the purchase price shall be held back and set aside at close of escrow in order to pay for Seller’s costs of constructing the Infrastructure Improvements and the Rail Track (the “Work”). The parties shall comply with the following provisions regarding the payment for the Work.

A.

Construction Account. Escrow Holder shall hold back in escrow a sum equal to a mutually agreed estimate by Seller’s engineer of the cost of the Infrastructure Improvements specified in Subsection 12.3. less any amounts held in a similar infrastructure construction holdback account arising from the previous sale of other real property in the project to third party purchasers for the same improvements specified in Subsection 12.3 for which the Construction Account is created. Said sum shall be deposited into an interest-bearing account (“Construction Account”)

-13-	Buyer Initials: RB /Seller Initials: VG

at First Independent Bank of Nevada. The amount actually deposited into the Construction Account shall be referred to as the “Infrastructure Credit”. If, upon completion of the Work by Seller, any balance remains in the Construction Account, Seller shall be entitled to receive the balance thereof. If the actual costs to design and complete construction of the Work exceed the Infrastructure Credit, Seller shall be responsible for the payment of all actual costs in excess of the Infrastructure Credit. Any credit and all refunds, reimbursements or other payments from a government entity or third parties pursuant to a infrastructure extension agreement, reimbursement agreement, or other policies shall be solely the property of Seller, and Buyer shall have no right or claim thereto.

B.	Payments From Construction Account. The parties shall agree to disburse funds from the Construction Account to Seller’s contractors performing the Work pursuant to progress payment billings submitted by Seller and approved by Buyer. Buyer shall not withhold its consent to disbursement requests to be approved by Buyer so long as the requests solely relate to costs and expenses of engineering, design, inspection, permitting and construction of the Work. Seller covenants to indemnify, defend and hold Buyer harmless from any liability associated with any construction performed by Seller before or after close of escrow relating to the Work.

Requests for payment will be submitted for approval, if written approval is not received within 10 days after submittal, the request is deemed approved by buyer.

C.	Delays and Extensions Of Time. If Seller is delayed at any time in the progress of construction of the Work by an act or omission of Buyer, or by labor disputes, fire, acts of God, weather delays, unusual delay in deliveries, unavoidable casualties, delays in obtaining all necessary governmental permits and/or approvals in engineering or designing the Work, or other causes beyond the Seller’s control, or by delay authorized by the Buyer, then the time to complete the Work shall be extended by change order for such reasonable time as said delay has caused.

D.	Seller Supervision And Coordination. Seller shall be responsible for bidding and negotiating contracts for design and construction of the Work, and for all contract administration, including submittal and approval of government permits and inspections. Seller’s costs therefor may not be deducted from the Infrastructure Credit, except government and inspection fees and charges.

13.	WATER AND SEWER SERVICE.

13.1 TRIGID. TRIGID is duly formed and existing for the purposes of owning and maintaining water rights as well as water and sewer facilities for water and sewer service to TRI, including the Real Property. The provisions of water and sewer service are specified in the following documents (“Utility Rules”):

A.	Water and Sewer Service Application And Agreement;

B.	Rules, Regulations And Rates Of The TRI General Improvement District For Water Service: and

C.	Rules, Regulations And Rates Of The TRI General Improvement District For Sewer Service.

-14-	Buyer Initials: RB /Seller Initials: VG

Buyer acknowledges receipt of copies of the Utility Rules. The parties acknowledge that delivery of water and sewer service to the Real Property shall be subject to the Water and Sewer Service Application and Agreement (“Water Service Agreement”) with TRIGID. A Water Service Agreement acceptable to Buyer and TRIGID shall be executed and placed in escrow prior to the Closing Date. The Water Service Agreement will specify the amount of water required by the Buyer in addition to the standard allocation of .5 acre feet per acre referred to in Subsection 13.4, and shall set forth any specifications for the quality of such water, conditions governing the use of non-potable water, and specifications for wastewater discharge. In addition, a Water Supply Agreement, setting forth the terms and conditions of Buyer’s purchase of water rights from Seller, if approved by Seller, to be dedicated to support the Water Service Agreement, shall be executed and placed in escrow prior to the Closing Date. In the event Buyer is unable to reach an acceptable Water Service Agreement with TRIGID prior to the Closing Date, this agreement may be terminated as provided in Subsection 9.2.

13.2 Non-potable Water. The parties acknowledge that off-site water irrigation lines for use of untreated surface water or sanitary sewer effluent may be installed by Seller, when necessary to supply non-potable water (although neither Seller nor TRIGID are under any obligation to Buyer to construct off-site water lines for non-potable water). Buyer, at the Buyer’s sole expense, shall be required to construct a separately metered water irrigation system for landscaping, cooling or industrial applications (and any other use for which non-potable water can be used) which will allow the delivery and use of non-potable water, if available from the TRIGID. The parties intend that, if made available, non-potable water shall be used for all irrigation purposes (and other non-potable water uses such as cooling, industrial or manufacturing uses) possible on the Real Property. TRIGID shall have the sole discretion to decide when there is a sufficient quantity of non-potable water in order to deliver non-potable water to any portion of the Real Property for irrigation, cooling, manufacturing, industrial or other uses. Notwithstanding the forgoing, Buyer may reject non-potable water for its process uses if such water does not meet Buyers water quality specifications, in Buyer’s sole discretion. Notwithstanding the foregoing, Buyer may reject non-potable water for its processuses if such water does not meet Buyer’s water quality specifications, in Buyers sole discretion.

13.3 Amount of Water Allocation and Water Supply Agreement. Except as otherwise specified, Buyer’s right to a water allocation from Seller under the provisions of the Utility Rules at no extra charge shall not exceed the quantity of .5 acre foot per acre of Real Property purchased by Buyer, for domestic and irrigation purposes. The parties acknowledge, however, that up to 155 acre feet of water per annum are required by Buyer for Buyer’s project. Seller represents that Seller and/or TRIGID have sufficient uncommitted non-potable reserves of water that may meet Buyer’s water quality requirements necessary for Buyer’s project needs. Seller agrees to negotiate in good faith a Water Supply Agreement with Buyer, as referenced in sections 6B and 13.1. The parties acknowledge that to the extent possible, project water needs will be met through the use of non-potable or reclaimed water as set forth in Section 13.2. Seller is not willing to commit to the project potable water beyond the .5 acre foot per parcel acre purchased.

13.4 Purchase And Use Of Water Rights. Except as provided otherwise herein, Buyer shall be prohibited from purchasing water rights from any source other than Seller or TRIGID for use on the Real Property or within the Project, without Seller’s prior written consent, in Seller’s sole discretion.

-15-	Buyer Initials: RB /Seller Initials: VG

14.	CREATION OF LEGAL PARCEL.

14.1 Map Approval. If a legal parcel has not been created for the Real Property and must be created by Seller prior to close of escrow, Buyer, subject to written Parcel Map approval by Seller and Reno Engineering Corporation, shall prepare the parcel map or record of survey for Buyer’s approval showing the division of the Real Property, and Buyer shall make good faith efforts to cause the parcel maps to be approved by all applicable governmental entities and utility purveyors in a timely manner so as not to delay close of escrow. Seller may create the legal parcels for the Real Property by parcel map, boundary line adjustment or record of survey, in Seller’s sole discretion.

15.	AGENCY REPRESENTATION AND BROKERAGE FEE/ HAZARDOUS MATERIALS DISCLOSURE.

15.1 Agency. The Seller and Buyer acknowledge that L. Lance Gilman Commercial Real Estate Services represents the Seller in this transaction. The broker commissions shall be paid by Seller under a separate agreement and Buyer shall have no liability therefor. Exhibit “C” is real estate license disclosure materials, which shall be executed concurrently herewith.

15.2 Seller’s Broker. Seller and Buyer acknowledge that Seller’s broker (or its agents) has not made any representations, either expressed nor implied, regarding the existence or nonexistence of Hazardous Substances, or other undesirable soils or substances in or on the Real Property, on which Buyer shall rely, and Buyer may not rely on any such future representations by Seller’s broker. It is the responsibility of the Seller and Buyer to retain qualified experts to deal with the detection of such matters.

16.	MISCELLANEOUS PROVISIONS.

16.1 Time is of the Essence. Time is of the essence of this Agreement.

16.2 Notice. Any notices, requests of instruction deemed by either Buyer or Seller to be given to the other shall be given in writing and are to be mailed by certified mail with return receipt requested, as follows:

SELLER:	BUYER:

Tahoe-Reno Industrial Center, LLC c/o L. Lance Gilman 505 USA Parkway Sparks, NV 89434 Phone: (775) 343-1154 Fax: (775) 343-3201	Jeanne Benedetti Senior Director - Business Development Fulcrum Sierra BioFuels, LLC 4900 Hopyard Road, Suite 220 Pleasanton, CA 94588 Phone: (925) 730-0150

-16-	Buyer Initials: RB /Seller Initials: VG

TO ESCROW HOLDER:

First American Title Company

Attn: Lisa Hallmark

5310 Kietzke Lane, Suite 100

Reno, Nevada 89511

Telephone: (775) 823-6200

Tele Facsimile: (775) 823-4261

Either party may change its address by prior written notice to the other party.

16.3 Service of Notice. All notices, requests, demands or other communications required under this Agreement or given pursuant to this Agreement shall be in writing and shall be deemed given:

A.	upon personal delivery; or

B.	if delivered by overnight express carrier, upon the next business day following delivery to said carrier; or

C.	as of the second day following the day deposited in the United States mail with postage prepaid addressed to the appropriate party at its address set forth above, or at such other place as such party from time to time hereafter designates to each other party in writing.

All such notices, requests demands or other communications may also be given by telecopier, telex, telegram, or cable provided the same shall be confirmed by letter dispatched on the same date in accordance with the requirements described above. In such event, such notices, requests, demands or other communications shall be deemed given upon actual transmission to the recipient party of the telex, telegram or cable. All notices shall be effective upon receipt, provided, however, that failure or refusal to accept delivery shall be deemed receipt thereof.

16.4 Waivers. No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of time for performance of any other obligation or act except those of the waiving party, which shall be extended by a period of time equal to the period of the delay.

-17-	Buyer Initials: RB /Seller Initials: VG

16.5 Survival. All covenants, indemnities, representations, warranties and obligations of each party set forth in this Agreement shall survive close of escrow and shall not merge into the Deed.

16.6 Successors. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

16.7 Professional Fees. If either party commences an action against the other to interpret or enforce any of the terms of this Agreement or because of the breach by the other party of any of the terms hereof, the losing party shall pay to the prevailing party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action. For the purpose of this Agreement, the terms “attorneys’ fees” or “costs and expenses” shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photostating, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals, librarians and others not admitted to the bar but performing services under the supervision of an attorney. The terms “attorneys’ fees” or “attorneys’ fees and costs” shall also include, without limitation, all such fees and expenses incurred with respect to appeals, arbitrations and bankruptcy proceedings, and whether or not any action or proceeding is brought with respect to the matter for which said fees and expenses were incurred. The term “attorney” shall have the same meaning as the term “counsel”.

16.8 Entire Agreement. This Agreement (including all exhibits attached hereto), together with the documents referred to in Sections 1 and 13, is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented, superseded, canceled or terminated, nor may any obligations hereunder be waived, except by written instrument signed by both parties or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto and lawful assignees. No oral statements or representations prior or subsequent to the execution of this Agreement by either party are binding on the other party, and neither party shall have the right to rely on such oral statements or representations.

16.9 Governing Law. The parties hereto acknowledge that this Agreement has been negotiated and entered into in the State of Nevada. The parties hereto expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of Nevada. Venue for any action shall be in Washoe County, Nevada.

16.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

16.11 Days of Week. If any date for performance herein falls on a Saturday, Sunday or holiday, pursuant to the laws of the State, the time for such performance shall be extended to 5:00 p.m. on the next business day.

16.12 Partial Invalidity. If any term or provision of this Agreement or the application

-18-	Buyer Initials: RB /Seller Initials: VG

thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid, and shall be enforced to the fullest extent permitted by law.

16.13 Assignment. Buyer shall not, voluntarily, involuntarily, or by operation of law, assign its interest under this Agreement to any person or entity without the prior written consent of Seller, in Seller’s sole discretion, except an assignment or transfer to an entity which is controlled by Buyer or Buyer’s officers, directors or shareholders, under common control with Buyer, or at least 50% of the ownership of which is held by Buyer or Buyer’s shareholders, officers or directors. After close of escrow Buyer may assign any outstanding rights and obligations hereunder without the consent of Seller to an entity which owns or leases the subject real property (or a portion thereof), as to those rights and obligations affecting said subject real property. Any assignee must assume all Buyer’s obligations hereunder.

16.14 No Recordation. Neither this Agreement nor any notice thereof shall be recorded in the official records of Storey County.

16.15 Written Amendments. This Agreement may not be modified, amended, altered or changed in any respect whatsoever except by further agreement in writing, duly executed by both parties. No oral statements or representations subsequent to the execution hereof by either party are binding on the other party, and neither party shall have the right to rely on such oral statements or representations.

16.16 Future Cooperation. Each party shall, at the request of the other, at any time, execute and deliver to the requesting party all such further instruments as may be reasonably necessary or appropriate in order to effectuate the purpose and intent of this Agreement. Both prior to and after close of escrow, Seller shall cooperate with Buyer in obtaining Buyer’s permits and licenses necessary to construct and operate the Facility, including signing of applications, attendance at hearings upon request of Buyer, and similar activities.

16.17 Use of Gender. As used in this Agreement, the masculine, feminine, or neuter gender, or the singular or plural number, shall each be considered to include the others whenever the context so indicates.

16.18 Access and Possession. Possession shall be given at close of escrow. However, after execution hereof, Buyer may enter upon the Real Property for the purpose of performing any engineering, surveying, environmental investigations, studies, soils testing, or other physical investigation of the land. Buyer agrees to indemnify and hold Seller harmless from all liability, claims, costs, and expense, except such as might accrue from the mere discovery of Hazardous Substances, resulting from Buyer’s activities on the Real Property prior to close of escrow. Buyer agrees to re-contour, re-vegetate and otherwise reasonably restore the Real Property after any ground-disturbing activity.

16.19 No Other Commissions. Except as specified herein, the parties represent to each other that they have not used the services of any real estate broker or person who may claim a

-19-	Buyer Initials: RB /Seller Initials: VG

commission or finder’s fee with respect to this transaction, and each agrees to indemnify, defend and hold the other harmless from broker compensation claims or finder’s fees arising from allegations of an agreement with the indemnifying party.

16.20 Interpretation. The parties hereto acknowledge and agree that each has been given the opportunity to review this Agreement with legal counsel independently. The parties have equal bargaining power and intend the plain meaning of the provisions herein. In the event of an ambiguity in or dispute regarding the interpretation of the Agreement, the interpretation of this Agreement shall not be resolved by any rule of interpretation providing for interpretation against the party who causes the uncertainty to exist, or against the draftsmen.

16.21 Mutual Indemnity. Seller and Buyer hereby agree to indemnify, defend and hold the other party harmless against any and all liability, claims, costs or expenses of third parties arising directly or indirectly out of a breach of the covenants, representations and warranties by the indemnifying party to the other in this Agreement.

16.22 Authority. Any corporation signing this Agreement, and each agent, officer, director, or employee signing on behalf of such a corporation, represents and warrants that said Agreement is duly authorized by and binding upon said corporation.

16.23 Headings. Headings used in this Agreement are used for reference purposes only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

16.24 Not a Partnership. The provisions of this Agreement are not intended to create, nor shall they be in any way interpreted or construed to create, a joint venture, partnership, or any other similar relationship between the parties.

16.25 Third Party Beneficiary Rights. This Agreement is not intended to create, any third party beneficiary rights in any person not a party hereto.

16.26 Tax Free Exchange. Buyer or Seller may wish to use the Real Property as a part of a tax free exchange of property with a third party. If Buyer or Seller have in good faith entered into an agreement for such exchange, then Buyer or Seller shall have the right to assign its interest in this Agreement to the third party participating in such exchange, provided the assigning party remains fully liable for all obligations under this Agreement. If Buyer or Seller assigns its interest in this Agreement to effectuate a tax free exchange as aforesaid, then said party shall promptly so notify the other party and shall deliver to other party, a copy of the relevant assignment or assignments. Either party shall thereafter cooperate with reasonable requests to effectuate such tax free exchange. The exchanging party shall pay any additional transfer taxes, recording fees or similar closing costs resulting from such tax free exchange at no cost to such party. Buyer and Seller hereby agree to indemnify, defend and save the other party harmless from and against any additional claims or liabilities arising as a result of participation in such tax free exchange. Any assignee under this Subsection shall be bound by the provisions of this Agreement. Neither party shall be allowed to delay Closing under this Agreement in order to exercise its rights pursuant to this Subsection.

-20-	Buyer Initials: RB /Seller Initials: VG

16.27 Default; Liquidated Damages. In the event of any default hereunder by Seller, Buyer shall have the right to either cancel this Agreement or to enforce this Agreement by an action for damages or specific performance, or both, or to such other appropriate remedy as may be available. In the event of cancellation by Buyer due to Seller’s breach, the earnest money deposit and all other sums deposited by Buyer with Escrow Holder shall be returned to Buyer within five (5) days without further instruction from Seller, without liability to Escrow Holder, and Buyer shall have no further obligations under this Agreement.

IN THE EVENT OF ANY MATERIAL DEFAULT HEREUNDER BY THE BUYER, SELLER MAY, AS ITS SOLE REMEDY AT LAW OR IN EQUITY, CANCEL THIS AGREEMENT BY NOTICE TO BUYER AND THE ESCROW HOLDER, AND THE EARNEST MONEY DEPOSIT PAID BY THE BUYER SHALL BE PAID TO SELLER AS LIQUIDATED DAMAGES. SELLER’S REMEDY HEREUNDER SHALL BE LIMITED TO SUCH CANCELLATION AND PAYMENT, IT BEING EXPRESSLY AGREED THAT SELLER SHALL HAVE NO RIGHT TO ANY OTHER LEGAL OR EQUITABLE RELIEF FROM BUYER. BUYER AND SELLER AGREE THAT THE AMOUNT OF LIQUIDATED DAMAGES ESTABLISHED HEREIN IS A REASONABLE, PRESENT ESTIMATE OF WHAT SELLER’S DAMAGES WOULD BE IN THE EVENT OF A DEFAULT BY BUYER.

VG Initialed by Seller        RB Initialed by Buyer

16.28 Naming Rights. Notwithstanding any provision herein to the contrary, Buyer shall not have the right to use, and Seller is expressly not conveying to Buyer the right to use in any manner, the name “Asamera”, “Tahoe-Reno Industrial Center” or “TRI” in connection with the Real Property or any potential development of the Real Property, including the names of entities owning or occupying all or part of the Real Property.

16.29 Further Assurances. In addition to the obligations required to be performed hereunder by Seller and Buyer at or prior to close of escrow, each party, from and after close of escrow, shall execute, acknowledge and/or deliver such other instruments as may be reasonably requested in order to effectuate the purposes of this Agreement without imposing additional liability or obligations on Seller or Buyer beyond that imposed by this Agreement or the documents delivered at close of escrow.

16.30 Time and Manner of Approval. On each occasion when a party is given the right of approval or consent pursuant to this Agreement, unless specified otherwise, the approving party shall have five (5) business days to approve or disapprove after delivery of the item to be approved, which approval shall not be unreasonably withheld. Any disapproval must be accompanied by a detailed description of the grounds for disapproval. The parties shall diligently and in good faith work to reach an agreement on any disapproval, and a revised resubmittal of a disapproved item shall be approved or disapproved in the same manner as the initial submittal. Unless otherwise specified herein, all consents and approvals shall not be unreasonably withheld.

16.31 No One Deemed Drafter. The Buyer, Seller, or Agents(s)/Broker shall not be deemed to be the drafter of this agreement, nor shall any court construe this agreement or any provision hereof against the Buyer, Seller, or Agent(s)/Broker as the drafter hereof.

-21-	Buyer Initials: RB /Seller Initials: VG

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

BUYER:		SELLER:

Fulcrum Sierra BioFuels, LLC, A Delaware limited liability company		TAHOE-RENO INDUSTRIAL CENTER, LLC, a Nevada limited liability company
4900 Hopyard Road, Suite 220 Pleasanton, CA 94588			By:	Norman Properties, Inc.,
a California corporation, Manager

		By:	/s/ VINCENT J. GRIFFITH
VINCENT J. GRIFFITH,
By:	/s/ Richard D. Barraza		Project Coordinator

		Date:	12/23/08
Title:	Vice President

Date:	12/19/08

-22-	Buyer Initials: RB /Seller Initials: VG

INTERSTATE 80
POWER PLANT
TRUCKEE RIVER
SEWER PLANT
TRI CENTER
PHASE I
STOREY COUNTY BUSINESS PARK SEE "AP1"
SEE "AP2"
FOREIGN TRADE ZONE
TAHOE / RENO INDUSTRIAL CENTER
PHASE II
LAND USAGE MAP

APN 004-152-85
PARCEL 2007-21
PARCEL 2008-15
PARCEL 2008-14
2902.42' (TIE)
584.92'
N19°46'40"E
S70°13'20"E
1020.46'
APN 004-152-84
PARCEL 2007-22
PARCEL 2008-13
13.23 Ac.±
S19°46'40"W
584.92'
1920.63'
900.17'
60'
N20°02'29"W (R)
C1
S10°36'47"E
PERU DRIVE
571.63'
PARCEL 2008-13A
16.77 Ac.±
1020.46'
S70°13'20"E
S32°29'25"E
1998.03' (TIE)
N39°28'59"E
PARCEL 2008-14
80' ACCESS
EASEMENT PER DOC.
NO. 108826
1060.54'
2081.00'
N79°21'13"E
70.45'
C2
N89°20'05"W
2638.11'
10
11
15
14

CURVE TABLE		
CURVE	LENGTH	RADIUS
C1	230.92'	605.00'
C2	307.98'	560.00'

N

AREAS

PARCEL 2008-13	13.23 Ac.±
PARCEL 2008-13A	16.77 Ac.±
TOTAL AREA	30.00 Ac.±

R TAHOE-RENO INDUSTRIAL
108827 IN THE OFFICIAL RECORDS
VADA.
R TAHOE-RENO INDUSTRIAL
106718 IN THE OFFICIAL RECORDS
VADA.

GRAPHIC SCALE

EXHIBIT "B"

PARCEL 2007-29
± 20.59 ACRES
PARCEL 2007-30
± 11.38 ACRES
APN 004-152-60
PARCEL 2006-67
ROS 105611
TAHOE-RENO
INDUSTRIAL
CENTER
APN 004-151-57
PARCEL 2005-48
ROS 99935
TAHOE-RENO
INDUSTRIAL
CENTER
APN 004-152-58
PARCEL 2006-66
ROS 105611
WINDSOR MILL
PROPERTIES LLC
APN 004-152-49
PARCEL 2006-58
ROS 105407
TAHOE-RENO
INDUSTRIAL
CENTER
APN 004-152-52
PARCEL 2006-59
ROS 105407
TAHOE-RENO
INDUSTRIAL
CENTER
APN 004-152-54
PARCEL 2006-64
ROS 105609
TAHOE-RENO
INDUSTRIAL
CENTER
30' MAINTENANCE
EASEMENT PER
PERU DRIVE

LINE TABLE		
LINE	BEARING	DISTANCE
L1	N10°30'47"W	98.15'

CURVE TABLE			
CURVE	DELTA	RADIUS	ARC
C1	6°19'49"	870.00'	96.12'
C2	9°13'58"	770.00'	123.88'
C3	16°17'24"	524.70'	149.18'
C4	43°07'35"	870.00'	654.85'
C5	49°27'24"	870.00'	750.97'

EXHIBIT "B1"

DUTIES OWED BY A NEVADA REAL ESTATE LICENSEE

In Nevada, a real estate licensee can (1) act for only one party to a real estate transaction, (2) act for more than one party to a real estate transaction with written consent of each party, or (3) if licensed as a broker, assign different licensees affiliated with the broker’s company to separate parties to a real estate transaction. A licensee, acting as an agent, must act in one of the above capacities in every real estate transaction. If this form is used for a lease, the term Seller shall mean Landlord/Lessor and the term Buyer means Tenant/Lessee.

LICENSEE: The licensee in the real estate transaction is L. LANCE GILMAN (“Licensee”) whose license number is 19209. The licensee is acting for TAHOE-RENO INDUSTRIAL CENTER, LLC, a Nevada limited liability company.

BROKER: The Broker in the real estate transaction is L. LANCE GILMAN (“Broker”), whose company is L. LANCE GILMAN COMMERCIAL REAL ESTATE SERVICES (“Company”).

A Nevada Real Estate licensee in a real estate transaction shall:

1.	Disclose to each party to the real estate transaction as soon, as is practicable:

a)	Any material or relevant facts, data or information which Licensee knows, or which by the exercise of reasonable care and diligence licensee should have known, relating to the property, which is the subject of the real estate transaction.

b)	Each source from which Licensee will receive compensation as a result of the transaction.

c)	hat Licensee is a principal to the transaction or has an interest in a principal to the transaction.

d)	Any changes in Licensee’s relationship to a party to the real estate transaction.

2.	Disclose, if applicable, that Licensee is acting for more than one party to the transaction. Upon making such a disclosure the Licensee must obtain the written consent of each party to the transaction for whom Licensee is acting before Licensee may continue to act in Licensee’s capacity as an agent.

3.	Exercise reasonable skill and care with respect to all parties to the real estate transaction.

4.	Provide to each party to the real estate transaction this form.

5.	Not disclose, except to the Broker, confidential information relating to a client.

6.	Exercise reasonable skill and care to carry out the terms of the brokerage agreement and to carry out Licensee’s duties pursuant to the terms of the brokerage agreement.

7.	Not disclose confidential information relating to a client for 1 year after the revocation or termination of the brokerage agreement, unless Licensee is required to do so by order of the court. Confidential information includes, but is not limited to the client’s motivation to purchase, sell or trade and other information of a personal nature.

EXHIBIT “C”

8.	Promote the interest of his client by;

a)	Seeking a sale, lease or property at the price and terms stated in the brokerage agreement or at a price acceptable to the client.

b)	Presenting all offers made to or by the client as soon as is practicable.

c)	Disclosing to the client material facts of which the licensee has knowledge concerning the transaction.

d)	Advising the client to obtain advice from an expert relating to matters which are beyond the expertise of the licensee.

e)	Accounting for all money and property Licensee receives in which the client may have an interest as soon, as is practicable.

9.	Not deal with any party to a real estate transaction in a manner, which is deceitful, fraudulent or dishonest.

10.	Abide by all duties, responsibilities and obligations required of Licensee in Chapters 119, 119A, 119B, 645, 645A, and 645C of the NRS.

In the event any party to the real estate transaction is also represented by a licensee who is affiliated with the same Company, the Broker may assign another licensee to act for that party. The above Licensee will continue to act for you. As set forth above, no confidential information will be disclosed.

I/We acknowledge receipt of a copy of this list of licensee duties, and have real and understand this disclosure.

Fulcrum Sierra BioFuels. LLC,
a Delaware limited liability company

By:	/s/ Richard D. Barraza	Title:	Vice President

Time	3:00 am/pm	Date:	12/19/08

TAHOE-RENO INDUSTRIAL CENTER, LLC, a Nevada limited liability company

By:	Norman Properties, Inc., a California corporation, Manager

Seller	/s/ VINCENT J. GRIFFITH	Date	12/23/08
VINCENT J. GRIFFITH, Project Coordinator

Time	am/pm

Page Intentionally left Blank

CONFIRMATION REGARDING REAL ESTATE AGENT RELATIONSHIP

Property Address: vacant land within the Tahoe-Reno Industrial Center.

I/We confirm the duties of a real estate licensee of which has been presented and explained to me/us. My/our representative’s relationship is:

L. Lance Gilman is the Agent of	is the Buyer Exclusively***
X Seller Exclusively ** Both Buyer & Seller*	Seller Exclusively Both Buyer and Seller

*	IF LICENSEE IS ACTING FOR MORE THAN ONE PARTY IN THIS TRANSACTION, you will be provided a Consent to Act form for your review, consideration and approval or rejection. A licensee can legally represent both the Seller and Buyer in a transaction, but ONLY with the knowledge and written consent of BOTH the Seller and Buyer.
**	A Licensee who is acting for the Seller exclusively, is not representing the Buyer and has no duty to advocate or negotiate for the Buyer.
***	A licensee who is acting for the Buyer exclusively, is not representing the Seller and has no duty to advocate or negotiate for the Seller.

L. Lance Gilman Commercial Real Estate			Fulcrum Sierra BioFuel, LLC, a Delaware limited liability company

Listing Company			Buyer’s Company		Date

By:		By	/s/ Richard D. Barraza		12/19/08
Licensed Real Estate Agent
Date:

Tahoe-Reno Industrial Center, LLC, a Nevada limited liability company

By:	Norman Properties, Inc., a California corporation, Manager

By:	/s/ VINCENT J. GRIFFITH		Title:	Vice President
VINCENT J. GRIFFITH, Project Coordinator,

Date:	12/23/8		Date:	12/19/08

DISCLOSURE STATEMENT

DUTIES OWED BY A NEVADA REAL ESTATE BROKER

The Buyer/Tenant hereby acknowledges that L. Lance Gilman Commercial Real Estate Services, as broker in the referenced transaction, has disclosed the following items. Buyer/Tenant understands the following disclosures and elects to proceed with the transaction releasing L. Lance Gilman Comm. Real Estate, and its broker, sales associates, employees, and contractors from any liability arising from a possible conflict of interest involved in the referenced transaction.

Disclosure by Real Estate Licensee. In compliance with NAC 645, L. Lance Gilman Commercial Real Estate (LLG), and L. Lance Gilman, individually, hereby make the following disclosures of the various roles that they may serve:

1. Participation as Principal. L. Lance Gilman and/or L. Lance Gilman Commercial Real Estate Services hereby disclose that L. Lance Gilman is serving as a principal, as well as an agent, in transactions involving Tahoe-Reno Industrial Center, a Nevada limited liability company, which is the development entity for the Tahoe-Reno Industrial Center (“TRI”). L. Lance Gilman, individually, is a member in said company and participates as a principal/owner as well as marketing agent. L. Lance Gilman may also participate as a principal in the leasing of improved property which may be constructed and leased within the TRI, either through the Tahoe-Reno Industrial Center, LLC, or through other ownership entities.

2. Disclosure of Sources of Compensation. L. Lance Gilman (“Gilman”)] and/or L. Lance Gilman Commercial Real Estate Services (“LLG”) and/or employees or associates of LLG (“Associates”), receive compensation for various activities and roles performed by them. Forms of compensation received by Gilman, LLG or Associates in or related to real estate transactions handled by the firm are disclosed below.

3. Brokerage Commissions. Fees and commissions for serving as broker in the sale and/or leasing of real estate.

4. Profits from Sales/Leases. Gilman participates as a principal in many transactions in the TRI and receives a share of the profits as a principal.

5. Construction Fees/Profits. Gilman is an officer and shareholder of Gilman-Wall Constructors. As such he receives a portion of the net profits of any construction projects which may accrue to the Construction Company if Gilman-Wall Constructors is involved in the construction or remodeling of the premises.

By execution below, I/we acknowledge the receipt of a copy of this disclosure and confirm my/our understanding of the disclosed documents, roles and compensation.

Owner Signature	Buyer Signature: Fulcrum Sierra BioFuels, LLC,
A Delaware limited liability company

/s/ Vincent J. Griffith	/s/ Richard D. Barraza

FIRST AMENDMENT TO

PURCHASE AND SALE AGREEMENT AND ESCROW

INSTRUCTIONS

This Amendment (“First Amendment”) modifies that certain Purchase and Sale Agreement and Escrow Instructions (the “Agreement”) between Tahoe-Reno Industrial Center, LLC (“Seller”), and Fulcrum Sierra BioFuels, LLC (“Buyer”), entered on or about December 23, 2008.

Whereas the parties have determined that it is in their mutual interest to extend Buyer’s due diligence period set forth in the Agreement;

Now Therefore the Parties agree as follows:

The first sentence of Section 9.1 of the Agreement shall be amended to read as follows:

Buyer shall have a due diligence investigation period expiring on May 1, 2009, to conduct such due diligence investigations as Buyer deems necessary to determine the feasibility, economic or otherwise, of its intended development.

In Witness Whereof, the parties hereto have executed this Amendment as of the dates set forth below:

Buyer:

Fulcrum Sierra BioFuels, LLC

By:	/s/ Richard D. Barraza

Title:	Vice President & Corporate Secretary

Date:	Feb. 23, 2009

Seller:

Tahoe-Reno Industrial Center, LLC

By:	/s/ Vincent J. Griffith

Title:	Proj Coordinator

Date:	2-25-09

SECOND AMENDMENT TO

PURCHASE AND SALE AGREEMENT AND ESCROW

INSTRUCTIONS

This Amendment (“Second Amendment”) modifies that certain Purchase and Sale Agreement and Escrow Instructions (the “Agreement”) between Tahoe-Reno Industrial Center, LLC (“Seller”), and Fulcrum Sierra BioFuels, LLC (“Buyer”), entered on or about December 23, 2008 and amended by the First Amendment on February 25, 2009.

Whereas the parties have determined that it is in their mutual interest to modify the provisions pertaining to the supply of water to the project as set forth in Paragraph 13.3 of the Agreement,

Now Therefore the Parties agree as follows:

Paragraph 13.3 shall be replaced in its entirely by the following:

Except as otherwise specified, Buyer’s right to a water allocation from Seller under the provisions of the Utility Rules at no extra charge shall not exceed the quantity of .5 acre foot per acre of Real Property purchased by Buyer, for domestic and irrigation purposes. In addition to this initial quantity, in exchange for a one time charge of the sum of Ten Thousand Dollars ($10,000) per acre foot, Developer agrees to provide to Fulcrum under the provisions of the Water Supply Agreement referenced in Paragraph 6.B and 13.1 and the provisions of the TRIGID Rules, 155 acre feet per annum of potable water for use on the Real Property for any permitted purpose (the “Process Water Allocation”), for a total purchase price of One Million Five Hundred Fifty-five Thousand dollars ($1,550,000). The Process Water Allocation shall be supplied from TRIGID’s water rights as authorized by Seller to support the service commitment to Fulcrum. Payment for the Process Water Allocation shall be made in accordance with Section 1 of the Water Supply Agreement.

In Witness Whereof, the parties hereto have executed this Second Amendment as of the dates set forth below:

Buyer:		Seller:

Fulcrum Sierra BioFuels, LLC		Tahoe-Reno Industrial Center, LLC

By:	/s/ Richard D. Barraza	By:	/s/ Vincent J. Griffith

Title:	Secretary	Title:	PC

Date:	June 29, 2009	Date:	7/1/09

Page 1 of 1	Buyer Initials: RB /Seller Initials: VG